AMENDMENT NO. 1 TO

SUB-INVESTMENT ADVISORY AGREEMENT

OCTOBER 1, 2016

This Amendment No. 1 to the SUB-INVESTMENT ADVISORY AGREEMENT (the “Agreement”) dated May 30, 2014 by and between ASTON ASSET MANAGEMENT, LLC (hereinafter referred to as the “Investment Adviser”) and FAIRPOINTE CAPITAL LLC (hereinafter referred to as the “Subadviser”), shall be effective October 1, 2016. This Amendment No. 1 may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute but one instrument.

WHEREAS, effective as of October 1, 2016, the Investment Adviser was merged with and into AMG Funds LLC;

WHEREAS, pursuant to the merger, all rights and obligations of the Investment Adviser under the Investment Advisory Agreement dated May 30, 2014, as amended from time to time, between Aston and Aston Funds (the “Advisory Agreement”) and all rights and obligations of the Investment Adviser under this Agreement were vested in AMG Funds LLC;

WHEREAS, effective October 1, 2016, the Advisory Agreement was amended to modify the fee rate payable to the Investment Adviser thereunder; and

WHEREAS, in light of the foregoing, it is desirable to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual agreements contained herein, and intending to be bound, the parties agrees follows:

1. The term “Investment Adviser” shall mean AMG Funds LLC.

2. Section 2 of the Agreement shall be restated in its entirety as follows as of the effective date provided herein:

(a) As compensation for the services enumerated herein, the Investment Adviser will pay the Subadviser a fee with respect to the Allocated Assets, which shall be calculated and payable monthly in arrears based on the average daily net assets of the Fund, as set forth in Schedule B.

(b) For the purposes of this Agreement, a Fund’s “net assets” shall be determined as provided in the Fund’s then-current Prospectus (as used herein this term includes the related Statement of Additional Information).

(c) If this Agreement shall become effective subsequent to the first day of a month, or shall terminate before the last day of a month, the Subadviser’s compensation for such fraction of the month shall be prorated based on the number of calendar days of such month during which the Agreement is effective.

3. Paragraph 15 of the Agreement shall be replaced in its entirety as follows:

Any notice to be given hereunder may be given in writing to the party specified at the address stated below:

To the Investment Adviser at:

AMG Funds LLC

600 Steamboat Road

Suite 300

Greenwich, CT 06830

Attn: Chief Compliance Officer

Email: amgfcco@amg.com

To the Subadviser at:

Fairpointe Capital LLC

One N. Franklin Street, Suite 3300

Chicago, IL 60606

Attn: Co-CEO

Email: mpierson@fairpointecapital.com

To a Fund or the Trust at:

AMG Funds IV

600 Steamboat Road

Suite 300

Greenwich, CT 06830

Attn: Chief Compliance Officer

Email: amgfcco@amg.com

or addressed as such party may from time to time designate by notice to other parties in accordance herewith.

4. Except as expressly amended and modified by this Amendment No. 1, all provisions of the Agreement remain in full force and effect.

5. Except to the extent governed by federal law, including the 1940 Act, this Amendment and the rights and obligations of the parties hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware, without applying the principle of conflicts of laws thereunder.

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[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be signed by their duly authorized officers as of the day and year first above written.

AMG FUNDS LLC

By:

FAIRPOINTE CAPITAL LLC

By:

SCHEDULE B

Fund	Annual Fee Rate
AMG Managers Fairpointe Mid Cap Fund (formerly, ASTON/Fairpointe Mid Cap Fund)	[ ]

AMG Managers Fairpointe Focused Equity Fund (formerly, ASTON/Fairpointe Focused Equity Fund)

[    ]

Such fee shall be reduced by an amount equal to 50% of the sum of: (i) any investment advisory fees waived by the Investment Adviser pursuant to an expense limitation or reimbursement agreement with the Fund, (ii) any reimbursement of Fund expenses by the Investment Adviser pursuant to an expense limitation or reimbursement agreement with the Fund, and (iii) any payments made by the Investment Adviser to third parties that provide distribution, shareholder services or similar services on behalf of the Fund. If the foregoing calculation results in a negative amount, such amount shall be payable by the Subadviser to the Investment Adviser within 30 days of receipt of notice from the Investment Adviser, which notice shall include the basis for the calculation.

Dated: October 1, 2016